SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2007

Diomed Holdings, Inc.

Delaware (State or other jurisdiction of incorporation)	000-32045 (Commission File Number)	84-140636 (IRS Employer Identification No.)

1 Dundee Park Andover, MA (Address of Principal Executive Offices)	01810 (Zip Code)

Registrant’s telephone number, including area code: (978-475-7771)

ITEM 7.01.	REGULATION FD DISCLOSURE.

On April 26, 2007, the Company issued a press release, setting forth its earnings results for the quarterly period ended March 31, 2007 (a copy of which is attached as Exhibit 99.1 to this Current Report), and conducted a teleconference wherein the Company’s Chief Executive Officer and Chief Financial Officer would give an oral presentation of certain recent Company developments and the Company’s earnings for the first quarter of 2007.

During the teleconference, the Company’s Chief Executive Officer, James A. Wylie, Jr., made the following statements regarding the Company’s recent patent litigation victory:

I am sure that most, if not all, participants on this call, are fully aware that the jury in our important ‘777 EVLT patent litigation found AngioDynamics and Vascular Solutions both liable for infringement. The trail, which began on March 12 and concluded on March 28 with the jury verdict finding each defendant liable for both inducing infringement and contributory infringement of Diomed’s patent, and awarding Diomed total damages of $12.5 million. We have submitted a subsequent claim seeking additional damages and interest in the amount of $3.6 million and the additional proposed damages number will continue to increase during any period of continuing infringement by one or both defendants commencing March 28, 2007 --- the end of the infringement trial. We have also formally advised them that we consider their on-going infringement willful and will seek additional financial recourse.

On March 30, 2007, Diomed filed a motion for a Permanent Injunction against both AngioDynamics and Vascular Solutions with the U.S. District Court for the District of Massachusetts. There is overwhelming legal precedent for the fact that courts consistently enter injunctions when the parties involved in the patent dispute are direct competitors. The defendants submitted their Opposition on April 13, 2007. In its motion Diomed is seeking an injunction preventing AngioDynamics and Vascular Solutions from selling, manufacturing, or importing VSI’s Vari-Lase products and AngioDynamics’ VenaCure products, including kits for use in endovenous laser vein treatments, laser consoles and laser fibers marketed for use in endovenous laser vein treatments, and any colorable variation of those products.

Vascular Solutions and AngioDynamics have filed papers asking the Court for judgment as a matter of law, or, in the alternative, a new trial; in other words, a motion with the trial judge to overturn the jury verdict. Given that AngioDynamics and Vascular Solutions based their motion on factors that have already been considered by the judge during the pendancy of the case, we believe that the probability of the verdict being overturned to be very low.

Although the timing of a ruling is unpredictable, the Company is optimistic that a decision will be forthcoming in a matter of weeks and that Diomed will be granted a permanent injunction based on extensive prior patent case law.

An audio digital replay of the entire teleconference will be available from Thursday, April 26, 2007 12:00 p.m. Eastern Time, until Thursday, May 3, 2007, 11:59 p.m. Eastern Time. The digital replay can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using pass code 63822800. A web archive will also be available during this time period at the Company’s website, www.diomedinc.com.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

99.1	Press Release, dated April 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diomed Holdings, Inc.
(Registrant)

Date: April 26, 2007	By:	/s/ David B. Swank
	Name:	David B. Swank
	Title:	Chief Financial Officer

List of Exhibits:

99.1	Press Release, dated April 26, 2007